[Form of] Change in Control Agreement

This document is a Change in Control Agreement (this “Agreement”), is dated as of [Insert Date], and is by and between [Insert Name of Officer] (“Mr./Ms. [Insert Name]”) and Ferro Corporation (the “Company”), an Ohio corporation.

Background

A.	The Board of Directors (the “Board”) of the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control exists;

B.	The Board also recognizes any such change in control could engender uncertainty among members of the Company’s management team that could result in distraction or departure of key management personnel at a time when the services of such management team members are particularly critical to the Company and its shareholders;

C.	The Board has determined that it is in the best interests of the Company and its shareholders to foster the continued employment of key management personnel during such periods of possible uncertainty;

D.	Mr./Ms. [Insert Name] is a key member of the Company’s management team; and

E.	The Company and Mr./Ms. [Insert Name] desire to enter into this Agreement to accomplish that objective.

Agreement

NOW, THEREFORE, in consideration of the matters stated above and other good and valuable consideration, and intending to be legally bound by this Agreement, Mr./Ms. [Insert Name] and the Company hereby agree as follows:

Article 1- General Provisions

1.1	Overview of the Agreement. The purpose of this Agreement is to reinforce and encourage Mr./Ms. [Insert Name]’s continued attention and dedication to her assigned duties in the face of potential distractions arising from a Potential Change in Control (as defined in Section 2.1 below) and/or a Change in Control (as defined in Section 3.1 below). In order to achieve this purpose, in this Agreement the Company undertakes to make or provide Mr./Ms. [Insert Name] certain payments and benefits, and to take certain actions in connection with, a Potential Change in Control and/or Change in Control. By this Agreement, however, the parties do not intend to create, and have not created, a contract of employment, express or implied, between Mr./Ms. [Insert Name] and the Company and Mr./Ms. [Insert Name]’s employment remains “at will.”

1.2	Definitions. Appendix A sets forth the definitions of certain terms used in this Agreement. Those terms shall have the meanings set forth on Appendix A where used in this Agreement and identified with initial capital letters.

1.3	Construction. For purposes of this Agreement:

A.	The term “parties” means Mr./Ms. [Insert Name] and Ferro.

B.	The term “today” means the date written in the Preamble to this Agreement.

C.	All currency amounts stated in this Purchase Agreement are in United States Dollars

D.	All references to sections of statutes, such as the Exchange Act or the Internal Revenue Code, also refer to any successor provisions to such sections.

1.4	Term. The term of this Agreement (the “Term”) is the period beginning today and ending on December 31, 2010; provided, however, that, beginning December 31, 2009, and on each anniversary of such date (such date and each annual anniversary thereof being called the “Renewal Date” below), the Term will automatically be extended so as to terminate two years from such Renewal Date, unless, at least 90 days before a Renewal Date, the Company has given Mr./Ms. [Insert Name] written notice that the Term will not be so extended; and provided further that, if a Change in Control occurs during the Term, then the Term will automatically be extended and will not terminate earlier than the last day of the 24th month after the month in which such Change in Control occurred. Notwithstanding any other provision of this Agreement, but except as otherwise provided in Section 2.3 below, the Term will expire immediately if Mr./Ms. [Insert Name]’s employment terminates for any reason before a Change in Control occurs.

Article 2 – Potential Change in Control

2.1	Meaning of “Potential Change in Control.” For purposes of this Agreement, a “Potential Change in Control” shall have occurred if and when any of the following occurs:

A.	Accumulation of Ownership. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

B.	Proxy Solicitation. Any Person commences a solicitation (as defined in Rule 14a-1 of the General Rules and Regulations under the Exchange Act) of proxies or consents which has the purpose of effecting or would (if successful) result in a Change in Control; or

C.	Tender or Exchange Offer. A tender or exchange offer for voting securities of the Company, made by a Person, is first published or sent or given (within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act); or

D.	Change in Control Agreement. The Company enters into an agreement, the consummation of which would result in a Change in Control; or

E.	Public Announcement. The Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

F.	Board Determination. The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

2.2	Actions on Potential Change in Control. Within five business days after a Potential Change in Control occurs, the Company will deposit into an irrevocable trust account (the “Trust Account”) funds necessary to satisfy the requirements of this Section 2.2 to secure the payments and benefits provided Mr./Ms. [Insert Name] under this Agreement.

A.	Trustee. The trustee (the “Trustee”) will be The Bank of New York Mellon Corporation (or its successor in interest). (If for any reason The Bank of New York Mellon Corporation (or its successor in interest) cannot or will not serve as Trustee, then the parties will choose another financial institution satisfactory to both the Company and Mr./Ms. [Insert Name] (or Mr./Ms. [Insert Name]’s executor or other personal representative) or, if the parties cannot agree on such Trustee, then a financial institution appointed by a court of competent jurisdiction.)

B.	Trust Agreement. The Company and The Bank of New York Mellon Corporation have previously executed and delivered to each other a Trust Agreement (the “Trust Agreement”) in connection with this Agreement and corresponding agreements between the Company and other key Ferro executives. Ferro reserves the right to negotiate from time to time amendments, modifications, restatements, and clarifications of the Trust Agreement, so long as, after giving effect to each such amendment, modification, restatement or clarification, the security provided to Mr./Ms. [Insert Name] under this Article 2 would not be materially or adversely affected thereby. Ferro will make available to Mr./Ms. [Insert Name] a copy of the Trust Agreement (as so amended, modified, restated, or clarified) upon request. Mr./Ms. [Insert Name] hereby consents to the Trust Agreement (as the same may be so amended, modified, restated, or clarified from time to time in accordance with this Section 2.2.B) and acknowledges that the Trustee and its successors and assigns will have the right to rely, and will rely, upon such consent. The Company will pay all fees and expenses of the Trustee.

C.	Trust Account. As provided in the Trust Agreement, the Company intends the Trust Account to be a “Rabbi Trust,” meaning that, upon deposit of funds into the Trust Account, the Company will have no right to request or demand the return of funds in the Trust Account (except as provided in Section 2.2.G below) but that such funds will be available to satisfy valid claims of the Company’s general creditors in the event of the Company’s bankruptcy. Mr./Ms. [Insert Name] will have no right to accelerate any payments from the Trust Account in the event of the Company’s bankruptcy. The Company has agreed in the Trust Agreement to notify the Trustee immediately in the event of the Company’s insolvency or bankruptcy. Under no circumstances, however,

(1)	will the Company fund or be obligated to fund the Trust, solely to the extent that and solely for so long as, doing so would result in taxable income to Mr./Ms. [Insert Name] by reason of Section 409A(b) of the Internal Revenue Code, or

(2)	will any Trust assets at any time be located or transferred outside of the United States (within the meaning of Section 409A(b) of the Internal Revenue Code).

For the avoidance of doubt, if funding the Trust is prohibited under clause (1) above at the time of the Potential Change in Control, the Company shall fund the Trust at the earliest such time after the Potential Change in Control, if any, that funding the Trust would not result in taxable income to Mr./Ms. [Insert Name] by reason of Section 409A(b) of the Internal Revenue Code.

D.	Deposit into Trust. Within five business days after a Potential Change in Control occurs, the Company will deposit into the Trust Account an amount (the “Trust Amount”) equal to –

(1)	12 times Mr./Ms. [Insert Name]’s base salary at the time the Potential Change in Control occurs (the “Base Trust Amount”), or

(2)	If less than the Base Trust Amount, such amount as may have been determined by a final arbitral award rendered in accordance with this Agreement determining that a specific lesser amount fully secures the Company’s obligations to Mr./Ms. [Insert Name] under this Agreement, or

(3)	If less than the Base Trust Amount, such other amount as to which the Company and Mr./Ms. [Insert Name] have agreed in writing.

The Company will maintain the Trust Amount on deposit with the Trustee until the Company has fully performed its obligations under this Agreement.

E.	Investment of Funds in the Trust Account. The Company will have the right to instruct the Trustee to invest all or any part of the funds in the Trust Account in time deposits or certificates of deposit with, or repurchase or other obligations of, the Trustee, in its individual corporate capacity, or any of its domestic or foreign branches, or any other bank (as determined by the Company), or obligations issued or guaranteed by the United States or any of its agencies or instrumentalities, provided that no such investment will be for a period in excess of 90 days. The Trustee will have no liability whatsoever for following the instructions of the Company regarding any such investment, or for any loss in value of the Trust Account as a consequence of any such investment or the liquidation thereof.

F.	Alternative Forms of Trust Funds. The Company may, if it so chooses, meet its obligation to keep amounts on deposit in the Trust Account through –

(1) Deposits of cash or liquid assets;

(2) One or more letters of credit deposited in the Trust Account; or

(3) Any combination of the foregoing.

The Company shall have the right, at any time and from time to time, to substitute one form of permitted deposit in the Trust Account for another form of permitted deposit in the Trust Account.

G.	Disbursement of Trust Funds. Generally, The Trustee will disburse funds from the Trust Account only as follows:

(1)	If both parties deliver to the Trustee a joint instruction to disburse funds from the Trust Account to the Company and/or Mr./Ms. [Insert Name], then the Trustee will disburse funds from the Trust Account as so instructed.

(2)	If Mr./Ms. [Insert Name] delivers to the Trustee a certificate stating that the Company is in default of its obligations to Mr./Ms. [Insert Name] under this Agreement, then the Trustee will disburse from the Trust Account to Mr./Ms. [Insert Name] the amount that Mr./Ms. [Insert Name] certifies is owing to her under this Agreement.

(3)	If either party delivers to the Trustee a final arbitral award rendered in accordance with this Agreement, then the Trustee will disburse funds from the Trust Account as prescribed in such arbitral award.

(4)	If a Potential Change in Control has occurred but a Change in Control did not occur within 12 months thereafter, then Trustee will disburse the entire balance, as the same may have increased or decreased as a consequence of the investments described in Section 2.2.E above, of the Trust Account to the Company.

(5)	If either party delivers to the Trustee a signed waiver and release from Mr./Ms. [Insert Name] waiving any further claim to the funds held in the Trust Account, then Trustee will disburse the entire balance, as the same may have increased or decreased as a consequence of the investments described in Section 2.2.E above, of the Trust Account to the Company.

2.3	Termination After a Potential Change of Control But Before a Change of Control. In order to protect Mr./Ms. [Insert Name] if her employment with the Company is terminated after a Potential Change in Control occurs but before a Change in Control occurs, the following provisions will apply:

A.	If the Company terminates Mr./Ms. [Insert Name]’s employment Without Cause (as defined in Section 3.2.B below) after a Potential Change in Control occurs but before a Change in Control occurs (whether or not such Change in Control ever actually occurs), and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, then such termination will be deemed to be, and will be treated as if it were, a termination by the Company Without Cause after a Change in Control and will be governed by Section 3.2.B below.

B.	If Mr./Ms. [Insert Name] terminates her employment for Good Reason (as defined in Section 3.2.C below) after a Potential Change in Control occurs but before a Change in Control occurs (whether or not such Change in Control ever actually occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, then such termination will be deemed to be, and will be treated as if it were, a termination by Mr./Ms. [Insert Name] for Good Reason after a Change in Control and will be governed by Section 3.2.C below.

Article 3 – Change in Control

3.1	Meaning of “Change in Control.” For purposes of this Agreement, a “Change in Control” will be deemed to have occurred if and when any of the following occurs:

A.	Accumulation of Ownership. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either

(1)	The then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or

(2)	The combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

provided, however, that, for purposes of this Section 3.1.A, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that satisfies the conditions set forth in Sections 3.1.C(1), 3.1.C(2), and 3.1.C(3) below; or

B.	Certain Changes in Board Membership. The following individuals (the “Incumbent Board”) cease for any reason to constitute a majority of the number of Directors then serving:

(1) Individuals who are Directors today, and

(2)	New Directors (other than a Director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors as of today or whose appointment, election, or nomination for election was previously so approved or recommended; or

C.	Merger or Consolidation; Sale of Assets. Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination,

(1)	All or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately before such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be,

(2)	No Person (other than a corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and

(3)	At least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

D.	Liquidation; Dissolution. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.2	The Company’s Obligations Generally. If Mr./Ms. [Insert Name]’s employment terminates after a Change in Control occurs, then the Company will pay or provide Mr./Ms. [Insert Name] payments and benefits described in this Article 3, depending upon the circumstances under which her employment terminates as follows:

A.	Termination With Cause. Within two years following a Change in Control, the Company will have the right to terminate Mr./Ms. [Insert Name]’s employment with or without Cause. For purposes of this Agreement, “Cause” shall mean any of the following reasons:

(1)	Mr./Ms. [Insert Name] has been convicted of a felony or Mr./Ms. [Insert Name] has entered a plea of guilty or nolo contendere to a felony); or

(2)	Mr./Ms. [Insert Name] is guilty of dishonesty resulting or intended to result directly or indirectly in significant gain or personal enrichment to Mr./Ms. [Insert Name] that is materially and demonstrably injurious to the Company; or

(3)	Mr./Ms. [Insert Name] fails willfully and on a continuing basis substantially to perform her duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after the Applicable Board demands in writing that Mr./Ms. [Insert Name] perform such duties, which demand must specifically identify the manner in which the Applicable Board believes that Mr./Ms. [Insert Name] has not substantially performed her duties, and such failure results in demonstrably material injury to the Company.

B.	Termination Without Cause. The Company will have the right to terminate Mr./Ms. [Insert Name]’s employment at any time after a Change in Control but, unless such termination meets the requirements of Section 3.2.A above, such termination will constitute a termination “Without Cause.”

C.	Termination for Good Reason. At any time within two years after a Change in Control, Mr./Ms. [Insert Name] will have the right to terminate her employment with the Company for any of the following reasons (such reasons constituting “Good Reason” under this Agreement) to which Mr./Ms. [Insert Name] has not given her prior written consent:

(1)	The assignment to Mr./Ms. [Insert Name] of any duties inconsistent with Mr./Ms. [Insert Name]’s status as a senior executive officer of the Company, a change in Mr./Ms. [Insert Name]’s title or a substantial adverse alteration in the nature or status of Mr./Ms. [Insert Name]’s responsibilities or reporting relationship (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), in each case from those in effect immediately before the Change in Control; or

(2)	The removal of Mr./Ms. [Insert Name] from or failure to re-elect Mr./Ms. [Insert Name] to any positions held by Mr./Ms. [Insert Name] immediately before the Change in Control (except in connection with termination of Mr./Ms. [Insert Name]’s employment for Cause, Disability or Retirement or as a result of Mr./Ms. [Insert Name]’s death or voluntary termination without Good Reason); or

(3)	A reduction by the Company in Mr./Ms. [Insert Name]’s annual base salary and/or annual incentive target as in effect immediately before the Change in Control or as the same may be increased from time to time; or

(4)	The relocation of Mr./Ms. [Insert Name]’s principal place of employment to a location which increases Mr./Ms. [Insert Name]’s one-way commuting distance by more than 25 miles over Mr./Ms. [Insert Name]’s one-way commuting distance immediately before the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with Mr./Ms. [Insert Name]’s business travel obligations immediately before the Change in Control; or

(5)	The failure by the Company to pay to Mr./Ms. [Insert Name] any portion of Mr./Ms. [Insert Name]’s current compensation, or to pay to Mr./Ms. [Insert Name] any portion of an installment of deferred compensation under any deferred compensation program of the Company, within five business days of the date such compensation is due; or

(6)	The failure by the Company to continue in effect any Benefit Plan in which Mr./Ms. [Insert Name] participates immediately before the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such Benefit Plan, or the failure by the Company to continue Mr./Ms. [Insert Name]’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Mr./Ms. [Insert Name]’s participation relative to other participants, as existed immediately before the Change in Control; provided, however, that the Company may make modifications in such Benefit Plans so long as such modifications are required by law or are generally applicable to all salaried employees of the Company who participate in such plans and to all salaried employees of any Person in control of the Company who participate in such plans and do not discriminate against highly-paid employees of the Company.

(7)	The failure by the Company to provide Mr./Ms. [Insert Name] with the number of paid vacation days to which Mr./Ms. [Insert Name] is entitled in accordance with the Company’s normal vacation policy in effect immediately before the Change in Control (or pursuant to a special vacation agreement or arrangement then in effect with respect to Mr./Ms. [Insert Name]);

(8)	Any purported termination of Mr./Ms. [Insert Name]’s employment which is not effected pursuant to a Termination Notice satisfying the requirements of Section 8.1 below (and for purposes of this Agreement, no such purported termination shall be effective); or

(9)	Any failure of the Company to obtain assumption of this Agreement, as set forth in Section 10.1 below.

For purposes of determining whether Good Reason exists, the following will apply:

(i)	Any claim by Mr./Ms. [Insert Name] that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

(ii)	Mr./Ms. [Insert Name]’s right to terminate her employment for Good Reason will not be affected by her incapacity due to physical or mental illness.

(iii)	Mr./Ms. [Insert Name]’s death following delivery of a notice of termination for Good Reason will not affect Mr./Ms. [Insert Name]’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

(iv)	Mr./Ms. [Insert Name]’s continued employment will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

3.3	Salary and Benefit Continuation on Termination After a Change in Control. If Mr./Ms. [Insert Name]’s employment is terminated for any reason within two years following a Change in Control and during the Term, then the Company will –

A.	Pay Mr./Ms. [Insert Name] through the Termination Date her full unreduced salary (i.e., her salary immediately before the Termination Date) or, if higher, Mr./Ms. [Insert Name]’s highest base salary rate in effect at any time during the calendar year immediately preceding the Change in Control, and

B.	Provide Mr./Ms. [Insert Name] through the Termination Date with all compensation and benefits to which she would otherwise have been entitled under the terms of the applicable compensation and benefit plans, programs, or arrangements of the Company or any Affiliate of the Company as in effect immediately before the Termination Date or, if more favorable to Mr./Ms. [Insert Name], as in effect immediately before the Change in Control.

3.4	Severance Payments. In addition to any payments or benefits Mr./Ms. [Insert Name] may be entitled to receive under Section 3.3 above and Article 4 below, if a Change in Control occurs and Mr./Ms. [Insert Name]’s employment is terminated during the Term (i) by the Company Without Cause (other than by reason of Mr./Ms. [Insert Name]’s death), (ii) by the Company by reason of Mr./Ms. [Insert Name]’s Disability or (iii) by Mr./Ms. [Insert Name] for Good Reason, then the Company will pay Mr./Ms. [Insert Name] the following amounts, and provide Mr./Ms. [Insert Name] the following benefits (collectively, the “Severance Payments”):

A.	Annual Incentive Plan. Within five business days after the Termination Date, the Company will pay Mr./Ms. [Insert Name] a lump sum amount, in cash, equal to–

(1)	the pro rata portion of Mr./Ms. [Insert Name]’s annual incentive compensation under the Annual Incentive Plan for the calendar year in which the Termination Date occurs, such amount to be determined by multiplying Mr./Ms. [Insert Name]’s targeted annual incentive compensation amount by a fraction, the numerator of which is the number of days in such calendar year which had elapsed as of the Termination Date and the denominator of which is 365; plus

(2)	if Mr./Ms. [Insert Name] has not then been paid her annual incentive compensation under the Annual Incentive Plan for the calendar year immediately preceding her Termination Date, Mr./Ms. [Insert Name]’s targeted annual incentive compensation amount for that preceding year.

B.	Termination Payment. Within five business days after the Termination Date, the Company will pay Mr./Ms. [Insert Name] a lump sum termination payment, in cash, equal to the product of –

(1) The sum of –

(a)	Mr./Ms. [Insert Name]’s annual base salary (including the annual amount of any periodic cash allowances to which Mr./Ms. [Insert Name] is entitled) as in effect immediately before the Termination Date (without giving effect to any reduction in base salary, which reduction constitutes an event of Good Reason) or, if higher, the highest base salary rate in effect with respect to Mr./Ms. [Insert Name] at any time during the calendar year immediately preceding the Change in Control (the applicable amount being referred to herein as the “Base Salary”), and

(b)	Mr./Ms. [Insert Name]’s target annual incentive compensation amount under the Company’s Annual Incentive Plan for the fiscal year in which occurs the Termination Date (without giving effect to any reduction in targeted annual incentive compensation caused by an adverse change in Mr./Ms. [Insert Name]’s Annual Incentive Plan participation) or, if higher, for the fiscal year in which occurs the Change in Control (or, if no such target annual incentive compensation amount was determined for the fiscal year(s) in which occurs the Termination Date or the Change in Control, the target annual incentive compensation amount for the fiscal year prior to the fiscal year(s) in which occurs the Termination Date or the Change in Control, respectively), times

(2) Two.

C.	Welfare Plan Benefit Continuation. The Company will provide Mr./Ms. [Insert Name] (and, if applicable, her dependents) with welfare benefits substantially similar to, and at the same after-tax cost to Mr./Ms. [Insert Name] (and, if applicable, her dependents), those provided to Mr./Ms. [Insert Name] (and, if applicable, her dependents) under the Welfare Plans in which Mr./Ms. [Insert Name] is participating or to which she is entitled immediately before the Termination Date or, if more favorable to Mr./Ms. [Insert Name], those provided to Mr./Ms. [Insert Name] (and, if applicable, her dependents) under the Welfare Plans immediately before the Change in Control. The Company will provide such benefits for 24 months after the Termination Date in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Mr./Ms. [Insert Name]’s income for Federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its Welfare Plans contemplated herein could be taxable to Mr./Ms. [Insert Name], the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage at no greater cost to Mr./Ms. [Insert Name] than the cost to Mr./Ms. [Insert Name] immediately before such date. Such welfare benefits shall immediately cease if Mr./Ms. [Insert Name] becomes re-employed with another employer and is eligible to receive such welfare benefits under another employer-provided plan as of the commencement of such applicable period of eligibility.

D.	Defined Benefit Retirement Plans. Within five business days after the Termination Date or, if later, the earliest time or times permitted under Internal Revenue Code Section 409A and related Federal regulations, if Mr./Ms. [Insert Name] is a participant in the Ferro Corporation Retirement Plan and/or the Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees, then the Company will pay Mr./Ms. [Insert Name] an amount equal to the present value of the excess of –

(1)	the benefits Mr./Ms. [Insert Name] that would have been paid or payable under such plans if Mr./Ms. [Insert Name] had continued her employment for 24 months after the Termination Date and such later date were the date of employment termination under such plans, assuming for this purpose that –

(a) Mr./Ms. [Insert Name]’s age is increased by 24 months, and

(b)	Mr./Ms. [Insert Name]’s “Credited Basic Compensation” (as defined in such plan) for purposes of such plans is Mr./Ms. [Insert Name]’s Credited Basic Compensation determined as of March 31, 2006, over

(2)	the benefits paid or payable to Mr./Ms. [Insert Name] under such plans as of the Termination Date (if any).

For purposes of calculating such amount, the provisions of such plans and the assumptions, including, without limitation, interest rate and mortality assumptions used for calculating lump sum distributions, in effect as of Termination Date will apply or, if more favorable to Mr./Ms. [Insert Name], the provisions and assumptions existing immediately before the Change in Control, will apply.

E.	Defined Contribution Retirement Plans. Within five business days after the Termination Date or, if later, the earliest time or times permitted under Internal Revenue Code Section 409A and related Federal regulations, the Company will pay Mr./Ms. [Insert Name] an amount equal to the amount of the Company’s contributions (and specifically not including any pre-tax or other contributions commonly considered to made by an employee) that would have been added to Mr./Ms. [Insert Name]’s accounts under the Company’s qualified defined contribution plans and any excess or supplemental defined contribution plans in which Mr./Ms. [Insert Name] participates at the Termination Date (or if more favorable to Mr./Ms. [Insert Name], the plans as in effect immediately prior to the Change in Control) if Mr./Ms. [Insert Name] had continued her employment for 24 months after the Termination Date and such later date were the date of employment termination under such plans, assuming for this purpose that –

(1)	Mr./Ms. [Insert Name]’s compensation in each of the two years is that required by Sections 3.4.B payable in equal monthly installments over such two-year period;

(2)	Mr./Ms. [Insert Name]’s benefits under such plans are vested to the extent that they would have been vested had her employment terminated at such later date;

(3)	The rate of any such employer contribution is equal to the maximum rate provided under the terms of the applicable plans for the year in which the Termination Date occurs (or, if more favorable to Mr./Ms. [Insert Name], or in the event that as of the Termination Date the rate of any such contribution for such year is not determinable, the rate of contribution under the plans for the plan year ending immediately prior to the date of the Change in Control); and

(4)	To the extent that the Company’s contributions are determined based on the contributions or deferrals of Mr./Ms. [Insert Name], that Mr./Ms. [Insert Name]’s contribution or deferral elections, as appropriate, are those in effect immediately prior to the Termination Date.

For purposes of calculating such amount, the provisions of the applicable plans in effect as of the date of the Change in Control will apply.

F.	Outplacement. The Company will provide Mr./Ms. [Insert Name], at the Company’s sole cost and expense as incurred, with the reasonable services of an outplacement firm mutually agreed upon between the Company and Mr./Ms. [Insert Name] and suitable to Mr./Ms. [Insert Name]’s position until the first acceptance by Mr./Ms. [Insert Name] of an offer of employment; provided, however, that the cost of such outplacement shall not exceed $50,000; provided, further, that the Company will not be required to provide such services to Mr./Ms. [Insert Name] beyond December 31st of the second calendar year following the calendar year in which the Termination Date occurs.

G.	Indemnification Insurance. The Company will continue to maintain officers’ indemnification insurance for Mr./Ms. [Insert Name] for a period of not less than four years after the Termination Date, the terms and conditions of which shall be no less favorable than the terms and conditions of the officers’ indemnification insurance maintained by the Company for Mr./Ms. [Insert Name] immediately before the date on which the Change in Control occurs.

3.5	Payment in Respect of Performance Shares. If a Change in Control occurs during the Term, and whether or not Mr./Ms. [Insert Name]’s employment thereafter terminates, within five business days after the Change in Control the Company will pay Mr./Ms. [Insert Name] an amount in cash with respect to each grant of Performance Shares (as defined in the Company’s Long-Term Incentive Plan) previously awarded to Mr./Ms. [Insert Name] under the Long-Term Incentive Plan (or any predecessor or successor plan) in respect of, and in full satisfaction of, as-yet-uncompleted performance periods (the “Outstanding Performance Shares”) equal to (but not less than zero):

Payment = (A) – (B)

where:

(A) = The product of

(1)	The number of Outstanding Performance Shares awarded to Mr./Ms. [Insert Name] in respect of the applicable Performance Period, times

(2)	The “fair market value of the Common Stock” (as defined in the Performance Share Plan), times

(3) A fraction (not to exceed one)

(a) The numerator of which is the sum of

(i)	the number of days which had elapsed in the applicable Performance Period as of the date of such Change in Control plus

(ii)	730, and

(b)	The denominator of which is the number of days in such applicable Performance Period,

and where

(B)	= the value that is actually paid to Mr./Ms. [Insert Name] under the Long-Term Incentive Plan in respect of such Outstanding Performance Shares in connection with the Change in Control.

For purposes of this Section 3.5, if Mr./Ms. [Insert Name]’s employment terminates after a Potential Change in Control but before a Change in Control under the circumstances described in Section 2.3 above, then the determination of the number of Outstanding Performance Shares which had not expired immediately before the Change in Control will, instead, be determined as of the date which is immediately before the date of occurrence of the Potential Change in Control.

Notwithstanding anything in this Section 3.5 to the contrary, if such Performance Shares constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code, if and to the extent that the Change in Control is not a “change in control event” within the meaning of Section 409A of the Internal Revenue Code, the Company cash payment pursuant to this Section 3.5 shall be made at the time that the Outstanding Performance Shares would be settled in accordance with the terms thereof as set forth in the applicable award agreements and shall be in full satisfaction of the Company’s obligations under, and Mr./Ms. [Insert Name]’s rights in respect of, such Outstanding Performance Shares.

3.6	Death. If a Change in Control occurs during the Term and Mr./Ms. [Insert Name]’s employment is thereafter terminated by reason of her death, then the Company will pay to Mr./Ms. [Insert Name]’s legal representatives or estate, or as may be directed by the legal representatives of her estate, as the case may be, a cash lump sum equal to the amounts determined under Sections 3.4.A and 3.4.B above. Such payment will be in addition to any payments and benefits to which Mr./Ms. [Insert Name] is entitled under Article 4 below.

Article 4 – Additional Tax Provisions

4.1	Modified Cutback Due to Additional Taxes. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code) to or for the benefit of Mr./Ms. [Insert Name], whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would be subject to the Additional Tax, then the Payment will be reduced to one dollar ($1.00) less than the amount above which the Payment would be subject to the Additional Tax, but only to the extent that such reduction provides Mr./Ms. [Insert Name] with a greater after-tax economic value, taking into account all federal, state and local taxes, including any Additional Tax, than the Payment without such reduction. Any reduction pursuant to this Section 4.1 shall be applied against the Payment in the manner that minimizes the economic loss to Mr./Ms. [Insert Name] as a result of such reduction and shall be made consistent with the requirements of Section 409A of the Internal Revenue Code.

4.2	Accounting Firm. All determinations required to be made under this Article 4 and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche, or such other nationally recognized certified public accounting firm as may be designated by Mr./Ms. [Insert Name] (the “Accounting Firm”). The Company will direct the Accounting Firm to provide detailed supporting calculations both to the Company and Mr./Ms. [Insert Name] within 15 business days after receipt of notice from Mr./Ms. [Insert Name] that there has been a Payment or such earlier time as is requested by the Company. If the Accounting Firm is then serving as accountant, auditor, or consultant for the individual, entity or group effecting the Change in Control, then Mr./Ms. [Insert Name] will have the right to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).

4.3	Access to Records. Mr./Ms. [Insert Name] and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Mr./Ms. [Insert Name], as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by this Article 4.

4.4	Accounting Firm’s Fees and Expenses. The Company will pay the fees and expense of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Article 4.

4.5	Adjustments. If the Payment is reduced as described in Section 4.1 and the Internal Revenue Service (“IRS”) subsequently and finally determines that the Payment, even after the reduction applied by Section 4.1, will result in a loss of deduction to the Company under Section 280G of the Internal Revenue Code and the Company could avoid such loss of deduction by causing Mr./Ms. [Insert Name] to return an additional amount of the Payment to the Company, the Company may request that Mr./Ms. [Insert Name] remit an additional amount to the Company equal to the difference between the amount previously paid and the minimum amount necessary to avoid such loss of deduction, which amount shall be remitted by Mr./Ms. [Insert Name] within five business days after notification by the Company.

4.6	IRS Claims. Mr./Ms. [Insert Name] will notify the Company in writing of any claim by the IRS that, if successful, would result in the imposition of Additional Tax after the reduction (if any) applied by Section 4.1. Mr./Ms. [Insert Name] will give the Company such notice as promptly as practicable but no later than ten business days after Mr./Ms. [Insert Name] actually receives notice of such claim. Mr./Ms. [Insert Name] will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Mr./Ms. [Insert Name]). Mr./Ms. [Insert Name] agrees not to pay such claim before the earlier of (a) the expiration of the 30-calendar-day period following the date on which Mr./Ms. [Insert Name] gives such notice to the Company and (b) the date that any payment with respect to such claim is due. If the Company notifies Mr./Ms. [Insert Name] in writing at least five business days before the expiration of such period that it desires to contest such claim, then Mr./Ms. [Insert Name] will –

(A)	Provide the Company with any written records or documents in Mr./Ms. [Insert Name]’s possession relating to such claim reasonably requested by the Company;

(B)	Take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(C)	Cooperate with the Company in good faith in order effectively to contest such claim; and

(D) Permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and defend Mr./Ms. [Insert Name] and hold Mr./Ms. [Insert Name] harmless, on an after-tax basis, from and against any Additional Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 4.6, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 4.6 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim; provided, however, that Mr./Ms. [Insert Name] may participate therein at Mr./Ms. [Insert Name]’s own cost and expense. The Company may, at its option, either direct Mr./Ms. [Insert Name] to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Mr./Ms. [Insert Name] will prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall direct; provided, however, that if the Company directs Mr./Ms. [Insert Name] to pay the tax claimed and sue for a refund, the Company will indemnify and defend Mr./Ms. [Insert Name] and hold Mr./Ms. [Insert Name] harmless, on an after-tax basis, from such Additional Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such payment; and provided further that any extension of the statute of limitations relating to payment of taxes for Mr./Ms. [Insert Name]’s taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which the Additional Tax would be payable hereunder and Mr./Ms. [Insert Name] will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Article 5 – Mr./Ms. [Insert Name]’s Commitments

5.1	Continuation of Employment. Mr./Ms. [Insert Name] affirms that, if a Potential Change in Control occurs during the Term, Mr./Ms. [Insert Name] intends to remain in the employ of the Company at least until a Change in Control occurs or such Change in Control is abandoned.

5.2	Noncompetition Covenant. Whether or not a Change in Control occurs during the Term, Mr./Ms. [Insert Name] will not, at any time during the Restricted Period (as defined below), accept employment with, own an interest in, form a partnership or joint venture with, consult with or otherwise assist any person or enterprise that manufactures or sells products (“Competitive Products”) similar to, or competitive with, the products manufactured or sold by the Company on the Termination Date. For purposes of this Section 5.2, the term “Restricted Period” means

A. 24 months after the Termination Date; and

B. An additional 12 months thereafter (the “Additional Noncompetition Period”) if:

(1)	The Company has not terminated Mr./Ms. [Insert Name]’s employment because of Disability;

(2)	The Company elects to impose the Additional Noncompetition Period by providing to Mr./Ms. [Insert Name] written notice of such election not later than two months after the termination of Mr./Ms. [Insert Name]’s employment; and

(3)	The Company pays Mr./Ms. [Insert Name], in 12 monthly installments during the Additional Noncompetition Period, an aggregate amount equal to Mr./Ms. [Insert Name]’s Base Salary for the calendar year in which Mr./Ms. [Insert Name]’s employment terminated or, if higher, Mr./Ms. [Insert Name]’s Base Salary immediately before the Change in Control.

The restrictions of this Section 5.2 will, however, cease to apply and have no further force or effect from and after the occurrence of a Change in Control and will not apply if the relevant person or enterprise acquires a business or product line that manufactures or sells Competitive Products after the commencement of Mr./Ms. [Insert Name]’s employment or other relationship with such person or enterprise (and the relevant person or enterprise has not manufactured or sold such Competitive Products previously) and Mr./Ms. [Insert Name] does not participate in any way in the business of the Competitive Products for 24 months after the termination of Mr./Ms. [Insert Name]’s employment and, at the request of the Company, Mr./Ms. [Insert Name] and the relevant person or enterprise certify to the Company in writing that Mr./Ms. [Insert Name] has and will comply with the restrictions of this Section 5.2.

5.3	Non-Disparagement. Mr./Ms. [Insert Name] agrees that during her employment and at all times thereafter, Mr./Ms. [Insert Name] will not, unless compelled by a court or governmental agency, make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) regarding the Company, or its Affiliates, together with their respective directors, partners, officers or employees (such entities, collectively, the “Ferro Related Persons”), which disparages the reputation or business of the Company or the Ferro Related Persons; provided, however, that such restriction shall not apply to statements, observations, opinions or communications made in good faith in the fulfillment of Mr./Ms. [Insert Name]’s duties with the Company and provided further that such restriction shall cease to apply and shall be of no further force and effect from and after the occurrence of a Change in Control.

5.4	Qualification. Nothing in this Article 5 eliminates or affects any right to payments or benefits that Mr./Ms. [Insert Name] otherwise has under other provisions of this Agreement and nothing in this Article 5 gives Mr./Ms. [Insert Name] the right to any payment or benefit under other provisions of this Agreement that she does not otherwise have.

Article 6 – Employment at Will

6.1	Employment at Will. The parties acknowledge and confirm that Mr./Ms. [Insert Name]’s employment by the Company is employment-at-will, and is subject to termination by Mr./Ms. [Insert Name] or by the Company at any time with Cause or Without Cause. Mr./Ms. [Insert Name] acknowledges that such employment-at-will status cannot be modified except in a specific writing that has been authorized or ratified by the Board.

6.2	Employment Actions. This Agreement is not intended to create, and will not be construed as creating, an express or implied contract of employment. Nothing contained in this Agreement will prevent the Company at any time from terminating Mr./Ms. [Insert Name]’s right and obligation to perform service for the Company or prevent the Company from removing Mr./Ms. [Insert Name] from any position which Mr./Ms. [Insert Name] holds in the Company, provided, however, that no such action shall affect the obligation of the Company to make payments and provide benefits if and to the extent required under this Agreement. The payments and benefits provided in this Agreement will be full and complete liquidated damages for any such employment action taken by the Company.

Article 7 – Mitigation

7.1	No Obligation to Seek Other Employment. If Mr./Ms. [Insert Name]’s employment with the Company terminates during the Term, Mr./Ms. [Insert Name] will not be required to seek other employment or to attempt in any way to reduce any amounts payable to Mr./Ms. [Insert Name] by the Company pursuant to this Agreement.

7.2	No Reduction in Payments or Benefits. The Company’s obligation to make payments and provide benefits under this Agreement will not be reduced or offset by any compensation earned by Mr./Ms. [Insert Name] as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Mr./Ms. [Insert Name] to the Company, or otherwise.

Article 8 – Termination Procedures

8.1	Termination Notice. If either party desires that Mr./Ms. [Insert Name]’s employment be terminated after a Change in Control and during the Term, then such party will deliver to the other party a written notice (a “Termination Notice”) in the manner provided in Section 10.3 below. For purposes of this Agreement, a Termination Notice must indicate the specific termination provision in this Agreement relied upon and must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. Further, if the Company proposes to deliver to Mr./Ms. [Insert Name] a Termination Notice for Cause, then the Company must first convene a meeting of the Board to consider that action, provide Mr./Ms. [Insert Name] with reasonable notice of such meeting and the specific conduct of Mr./Ms. [Insert Name] that the Company believes gives rise to Cause, and afford Mr./Ms. [Insert Name] with opportunity, together with her counsel, to be heard by the Board. If, after having complied with the requirements of the preceding sentence, the Company nonetheless desires to provide Mr./Ms. [Insert Name] with a Termination Notice for Cause, then such Termination Notice must include a certified copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board at a meeting of the Board after the Board has made a finding, in the good faith opinion of the Board, that Mr./Ms. [Insert Name] was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

8.2	Termination Date. The “Termination Date,” with respect to any purported termination of Mr./Ms. [Insert Name]’s employment after a Change in Control and during the Term, will be determined as follows:

A.	Termination for Disability. If Mr./Ms. [Insert Name]’s employment is terminated for Disability, then the Termination Date will be 30 days after Termination Notice is given (provided that Mr./Ms. [Insert Name] shall not have returned to the full-time performance of Mr./Ms. [Insert Name]’s duties during such 30-day period), and

B.	Termination for Any Other Reason. If Mr./Ms. [Insert Name]’s employment is terminated for any other reason, then the Termination Date will be the date specified in the Termination Notice (which, in the case of a termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by Mr./Ms. [Insert Name], shall not be less than 15 days nor more than 120 days, respectively, from the date such Termination Notice is given).

Notwithstanding the foregoing, in no event will the Termination Date occur until the Mr./Ms. [Insert Name] experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained in this Agreement to the contrary, the date on which such separation from service takes place shall be deemed to be the “Termination Date.”

8.3	Dispute Concerning Termination. If within 15 days after any Termination Notice is given, or, if later, before the Termination Date (as determined without regard to this Section 8.3), the party receiving such Termination Notice notifies the other party that a dispute exists concerning the termination, then the Company’s obligation to make payments or provide benefits pursuant to Section 3.4 shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that such obligations shall be extended by a notice of dispute given by Mr./Ms. [Insert Name] only if such notice is given in good faith and Mr./Ms. [Insert Name] pursues the resolution of such dispute with reasonable diligence; provided, further, that the Company’s obligation to make payments or provide benefits shall be satisfied, to the extent required, no later than the end of the first calendar year in which such mutual written agreement is executed or such final judgment is rendered.

Article 9 — Disputes

9.1	Agreement to Arbitrate. The parties will resolve any further dispute or controversy arising under or in connection with this Agreement exclusively by arbitration in Cleveland, Ohio, in accordance with the rules of the American Arbitration Association then in effect. The evidentiary standards set forth in this Agreement shall apply to such arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, Mr./Ms. [Insert Name] will be entitled to seek specific performance of Mr./Ms. [Insert Name]’s right to be paid until the Termination Date during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company will be solely responsible for paying the costs and expenses incurred by both parties in connection with such arbitration.

9.2	Injunctive Relief. Notwithstanding the provisions of Section 9.1 above, the Company will be entitled, in addition to any other remedy or remedies available to the Company at law or in equity, to injunctive relief, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Mr./Ms. [Insert Name] from any violation of threatened violation of the covenants contained in Section 5.2.

9.3	Legal Expenses. The Company will pay or reimburse Mr./Ms. [Insert Name] all legal fees and expenses incurred by Mr./Ms. [Insert Name] in disputing in good faith any issue (regardless of the outcome thereof) under this Agreement relating to the termination of Mr./Ms. [Insert Name]’s employment at any time from the date of a Change in Control through the Mr./Ms. [Insert Name]’s remaining lifetime (or, if longer, through the 20th anniversary of the date of a Change in Control) to the full extent permitted by law, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of §409A(a)(1)(B) or §4999 of the Internal Revenue Code to any payment or benefit provided under this Agreement. The Company will pay or reimburse such amounts within five business days after Mr./Ms. [Insert Name]’s delivers a written request for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require, provided that Mr./Ms. [Insert Name] submits an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and Mr./Ms. [Insert Name]’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

9.4	No Waiver. The provisions of the Article 9 do not constitute a waiver by the Company of any rights to damages or other remedies which it may have pursuant to this Agreement or otherwise. Mr./Ms. [Insert Name] acknowledges that, due to the uniqueness of Mr./Ms. [Insert Name]’s services and confidential nature of the information Mr./Ms. [Insert Name] will possess the covenant set forth in Section 5.2 is reasonable and necessary for the protection of the business and goodwill of the Company.

Article 10 — Miscellaneous

10.1	Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement and will entitle Mr./Ms. [Insert Name] to compensation from the Company in the same amount and on the same terms as Mr./Ms. [Insert Name] would be entitled to under this Agreement if Mr./Ms. [Insert Name] were to terminate Mr./Ms. [Insert Name]’s employment for Good Reason after a Change in Control, provided, however, that in such case the date on which any such succession becomes effective shall be deemed to be the Termination Date.

10.2	Successors. This Agreement shall inure to the benefit of and be enforceable by Mr./Ms. [Insert Name]’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Mr./Ms. [Insert Name] dies while any amount would still be payable to Mr./Ms. [Insert Name] under this Agreement (other than amounts which, by their terms, terminate upon the death of Mr./Ms. [Insert Name]) if Mr./Ms. [Insert Name] had continued to live, then all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Mr./Ms. [Insert Name]’s estate. Whether or not any Change in Control of the Company has occurred, any successor to the Company’s business and/or assets by operation of law or otherwise will automatically succeed to the rights and obligations of the Company under this Agreement.

10.3	Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to Mr./Ms. [Insert Name], to the last home address Mr./Ms. [Insert Name] has provided the Company’s human resources department and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company: Ferro Corporation

1000 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Chief Executive Officer

10.4	Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Mr./Ms. [Insert Name] and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.5	Withholding. Any payments provided for hereunder shall be reduced to the extent necessary so that the Company may satisfy any applicable withholding required under Federal, state or local law and any additional withholding to which Mr./Ms. [Insert Name] has agreed.

10.6	Survival. The obligations of the Company and Mr./Ms. [Insert Name] under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Articles 3, 4 and 5 above) will survive such expiration.

10.7	Compliance with §409A of the Internal Revenue Code. This Agreement is intended to comply with the requirements of §409A of the Internal Revenue Code or an exemption or exclusion therefrom and shall in all respects be administered so as to be in compliance with such §409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Mr./Ms. [Insert Name], directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Mr./Ms. [Insert Name] shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Mr./Ms. [Insert Name]’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Mr./Ms. [Insert Name]’s remaining lifetime (or if longer, through the 20th anniversary of the date of a Change in Control). Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with Mr./Ms. [Insert Name], modify this Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to Mr./Ms. [Insert Name], in order to cause the provisions of the Agreement to comply with the requirements of such §409A , so as to avoid the imposition of taxes and penalties on Mr./Ms. [Insert Name] pursuant to §409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of §409A would otherwise be payable or distributable under this Agreement by reason of Mr./Ms. [Insert Name]’s separation from service during a period in which Mr./Ms. [Insert Name] is a Specified Employee, then subject to any permissible acceleration of payment by the Company under Treas. Reg. §1.409A 3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest) or (j)(4)(vi) (payment of employment taxes):

(1)	If the payment or distribution is payable in a lump sum, then Mr./Ms. [Insert Name]’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Mr./Ms. [Insert Name]’s death or the first day of the seventh month following Mr./Ms. [Insert Name]’s separation from service; and

(2)	If the payment or distribution is payable over time, then the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Mr./Ms. [Insert Name]’s separation from service will be accumulated and Mr./Ms. [Insert Name]’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Mr./Ms. [Insert Name]’s death or the first day of the seventh month following Mr./Ms. [Insert Name]’s separation from service, whereupon the accumulated amount will be paid or distributed to Mr./Ms. [Insert Name] and the normal payment or distribution schedule for any remaining payments or distributions will resume.

Whether and when Mr./Ms. [Insert Name] is deemed to be a “Specified Employees” and the application of the six-month delay rule of §409A(a)(2)(B)(i) to payments to Mr./Ms. [Insert Name] will be determined in accordance with methodology adopted by the Board or a Committee thereof and such methodology will be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

10.8	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.9	Governing Law. This Agreement will be governed by the internal substantive laws of the State of Ohio and will be enforced in courts sitting in the State of Ohio.

10.10	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.11	Complete Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of the Company relating thereto.

To evidence their agreement as stated above, [Name of Officer] has executed and delivered, and Ferro Corporation has caused its duly authorized officer to execute and deliver, this Change in Control Agreement as of [Insert Date].

[NAME OF OFFICER] FERRO CORPORATION

James F. Kirsch

Chairman, President & CEO

Definitions

The following terms identified with initial capital letters are defined in the following Sections of the Change in Control Agreement:

Term	Cross Reference
Accounting Firm.
Additional Noncompetition Period.
Agreement.
Base Salary.
Base Trust Amount.
Board.
Cause.
Change in Control.
Company.
Competitive Products.
Ferro Related Persons.
Good Reason.
Incumbent Board.
IRS
Mr./Ms. [Insert Name].
Outstanding Performance Shares.
Payment.
Potential Change in Control.
Renewal Date.
Restricted Period.
Severance Payments.
Term.
Termination Date.
Termination Notice.
Trust Account.
Trust Agreement.
Trust Amount.
Trustee.
Without Cause.
Section 4.2
Section 5.2.B
Preamble
Section 3.4.B(1)(a)
Section 2.2.D(1)
Recital A
Section 3.2.A
Section 3.1
Preamble
Section 5.2
Section 5.3
Section 3.2.C
Section 3.1.B
Section 4.5
Preamble
Section 3.5
Section 4.1
Section 2.1
Section 1.4
Section 5.2
Section 3.4
Section 1.4
Section 8.2
Section 8.1
Section 2.2
Section 2.2.B
Section 2.2.D
Section 2.2.A
Section 3.2.B

In addition, the following terms have the meanings set forth below where used in the Change in Control Agreement and identified with initial capital letters:

Term Meaning

Additional Tax Any excise tax imposed under Section 4999 of the Internal Revenue Code.

Affiliate As defined forth in Rule 12b-2 under §12 of the Exchange Act.

Annual Incentive Plan The Company’s annual incentive plan, as the same had been and may hereafter be amended, and any successor plan thereto.

Applicable Board The Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company.

Beneficial Owner As defined in Rule 13d-3 under the Exchange Act.

Benefit Plan Any perquisite, benefit, or compensation plan established or maintained by the Company, including, without limitation, the plans described in Section 3.4.A-3.4.D and any plans that are successors to such plans, but excluding awards under the Company’s Long-Term Incentive Plan.

Disability Mr./Ms. [Insert Name]’s incapacity due to physical or mental illness resulting in Mr./Ms. [Insert Name]’s absence from the full-time performance of her duties with the Company for a period of six consecutive months.

Exchange Act The Securities Exchange Act of 1934, as amended from time to time.

Internal Revenue Code The Internal Revenue Code of 1986, as amended from time to time.

Long-Term Incentive Plan The Company’s long-term incentive plan, including, without limitation, the 2006 Long-Term Incentive Plan as the same had been and may hereafter be amended and any successor plan thereto.

Person As defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act.

Retirement Termination of Mr./Ms. [Insert Name]’s employment by retirement under a Company retirement plan or policy (including early retirement).

Specified Employee Within the meaning of §409A of the Internal Revenue Code and the final regulations thereunder, as determined in accordance with the methodology adopted by the Board or a Committee thereof.

Welfare Plan Each welfare benefit plan or program sponsored by the Company in existence immediately before the Termination Date or Change in Control, as the case may be, including, without limitation, medical, pharmacy, dental, vision, accidental death and dismemberment, life insurance and long-term disability plans and programs, which is then provided to Mr./Ms. [Insert Name] or in which Mr./Ms. [Insert Name] then participates.

8690284 V.4